FREIT Announces Fourth Quarter Fiscal 2020 Results

HACKENSACK, NJ, January 29, 2021 – First Real Estate Investment Trust of New Jersey (“FREIT” or the “Company”) reported its operating results for the fiscal quarter and twelve months ended October 31, 2020. The results of operations as presented in this earnings release are unaudited and are not necessarily indicative of future results.

FINANCIAL HIGHLIGHTS & OPERATING STATISTICS
	For the Fiscal Quarter Ended		For the Twelve Months Ended
	October 31,		October 31,
	2020	2019	2020	2019

GAAP (Loss) Earnings Per Share - Basic and Diluted	($0.60)	$0.05	$2.94	$0.26
AFFO Per Share - Basic and Diluted	$0.41	$0.45	$1.20	$1.60
Dividends Per Share	$0.00	$0.20	$0.00	$0.60

Total Average Residential Occupancy (a)	94.7%	95.2%	94.0%	95.6%
Total Average Commercial Occupancy (b)	77.8%	82.0%	79.7%	81.5%

(a) Occupancy metrics exclude the Pierre Towers property located in Hackensack, NJ from all periods presented as the property was deconsolidated and converted to a tenancy-in-common form of ownership ("TIC") effective February 28, 2020.
(b) Occupancy metrics exclude the Patchogue, New York property from all periods presented as the property was sold in February 2019.

Results for the Quarter

Real estate revenue decreased 26.2% to $11.3 million for the fiscal quarter ended October 31, 2020 as compared to $15.3 million for the prior year’s comparable period. The decline in revenue was primarily attributable to the following: (a) a decline in revenue of approximately $1.8 million resulting from the deconsolidation of the operating results of the Pierre Towers property from FREIT’s operating results due to the conversion to a tenancy-in-common form of ownership (“TIC”) as of February 28, 2020; (b) a reduction in total revenue in the amount of approximately $1.4 million as compared to the prior year’s comparable period due to rental revenue being deemed uncollectible and classified as a reduction in rental revenue attributed to commercial tenants suffering adverse financial consequences as a result of the COVID-19 pandemic; (c) a decline in total revenue of approximately $0.5 million driven by a decline in the average occupancy rate for the commercial properties to 77.8% from 82.0% in the prior year’s comparable period; and (d) a reduction in total revenue in the amount of approximately $0.3 million as compared to the prior year’s comparable period due to the rejection of the lease for the Cobb Theatre at the Rotunda retail property as of June 30, 2020 resulting from the Cobb Theatre bankruptcy filing.

Net (loss) income attributable to common equity (“net (loss) income”) was a net loss of $4.2 million or ($0.60) per share basic and diluted for the fiscal quarter ended October 31, 2020 as compared to net income of $0.3 million or $0.05 per share basic and diluted for the prior year’s comparable period. The net loss in the current quarter was primarily driven by the following: (a) a write-off of tenant improvements in the amount of approximately $7.3 million (with a consolidated impact to FREIT of approximately $4.4 million) related to Cobb Theatre’s rejection of its lease; (b) a reduction in total revenue, excluding the impact of the conversion of the Pierre Towers property to a TIC, in the amount of approximately $2.2 million (with a consolidated impact to FREIT of approximately $1.3 million) as explained above; (c) an increase in General & Administrative (“G&A”) expenses of approximately $0.2 million primarily driven by an increase in legal costs attributed to the legal proceedings between FREIT and certain of its affiliates and Sinatra Properties, LLC; offset by (d) a decrease in financing costs of approximately $0.8 million (with a consolidated impact to FREIT of approximately $0.6 million), (excluding the impact of the deconsolidation of the operating results of the Pierre Towers from FREIT’s operating results of approximately $0.5 million in interest expense), primarily attributed to the decline in interest rates on variable mortgage loans; (e) a decrease in Special Committee third party advisory, legal and other expenses incurred of approximately $0.4 million as the Special Committee was eliminated in May 2020; (f) a decrease in expense for the reserve of uncollectible rents of approximately $0.4 million (with a consolidated impact to FREIT of approximately $0.2 million) primarily resulting from reclassification of bad debt to a reduction in rental revenue for several commercial tenants due to collectability constraints resulting from the adverse financial consequences related to the COVID-19 pandemic; and (g) a decline in repairs and maintenance expense of approximately $0.2 million (with a consolidated impact to FREIT of approximately $0.1 million) due to the deferral of non-essential maintenance projects across all properties in Fiscal 2020 in an effort to keep costs lower while the Company has experienced a loss of revenues at the commercial properties and to adjust to the difficulty in hiring contractors due to imposed COVID-19 restrictions and mandates. (Refer to “Table of Revenue  & Net (Loss) Income Components”).

Results for the Twelve Months

Real estate revenue decreased 12.5% to $52.7 million for the twelve months ended October 31, 2020 (“Fiscal 2020”) as compared to $60.3 million for the prior year’s comparable period (“Fiscal 2019”). The decline in revenue was primarily attributable to the following: (a) a decline in revenue of approximately $5 million resulting from the deconsolidation of the operating results of the Pierre Towers property from FREIT’s operating results due to the conversion to a TIC as of February 28, 2020; (b) a reduction in total revenue in the amount of approximately $1.1 million, which includes the write-off of straight-line rent in the amount of approximately $0.4 million, as compared to Fiscal 2019 due to the rejection of the lease for the Cobb Theatre at the Rotunda retail property as of June 30, 2020 resulting from the Cobb Theatre bankruptcy filing; (c) a reduction in total revenue in the amount of approximately $1.4 million as compared to Fiscal 2019 due to rental revenue being deemed uncollectible and classified as a reduction in rental revenue primarily attributed to commercial tenants suffering adverse financial consequences as a result of the COVID-19 pandemic; (d) a decline in total revenue of approximately $0.4 million driven by a decline in the average occupancy rate for the commercial properties from 81.5% in Fiscal 2019 to 79.7% in Fiscal 2020; (e) a decrease in revenue of approximately $0.2 million attributed to commercial rent abatements resulting from the COVID-19 pandemic; offset by (f) an increase in the residential segment of approximately $0.5 million driven by insurance reimbursements received in Fiscal 2020 related to a fire at each of the Pierre Towers and Icon properties and an increase in base rent at most of these properties.

Net income was $20.6 million or $2.94 per share basic and diluted for the twelve months ended October 31, 2020 as compared to $1.8 million or $0.26 per share basic and diluted for the prior year’s comparable period. The increase in net income was primarily driven by the following: (a) a gain on deconsolidation of the Pierre Towers subsidiary of approximately $27.7 million in Fiscal 2020; (b) a decrease in financing costs of approximately $2.7 million (with a consolidated impact to FREIT of approximately $1.8 million), (excluding the impact of the deconsolidation of the operating results of the Pierre Towers from FREIT’s operating results of approximately $1.3 million in interest expense), primarily attributed to the decline in interest rates on variable mortgage loans; (c) a decline in repairs and maintenance expense of approximately $1.1 million (with a consolidated impact to FREIT of approximately $0.8 million) due to the deferral of non-essential maintenance projects across all properties in Fiscal 2020 in an effort to keep costs lower while the Company has experienced a loss of revenues at the commercial properties and to adjust to the difficulty in hiring contractors due to imposed COVID-19 restrictions and mandates; offset by (d) a write-off of tenant improvements in the amount of approximately $7.3 million (with a consolidated impact to FREIT of approximately $4.4 million) related to the Cobb Theatre’s rejection of its lease; (e) an increase in Special Committee third party advisory, legal and other expenses incurred of approximately $3.2 million; (f) a reduction in total revenue, excluding the impact of the conversion of the Pierre Towers property to a TIC, in the amount of approximately $2.8 million (with a consolidated impact to FREIT of approximately $1.5 million) as explained above; (g) an increase in G&A expenses of approximately $1.2 million primarily driven by an increase in legal costs of approximately $1 million attributed to the legal proceedings between FREIT and certain of its affiliates and Sinatra Properties, LLC and an increase of approximately $0.3 million in lender and legal fees related to the conversion of the Pierre Towers partnership to a TIC in Fiscal 2020; (h) a gain on sale of the property located in Patchogue, New York in the prior year’s comparable period of approximately $0.8 million; (i) an increase in expense for the reserve of uncollectible rents of approximately $0.4 million (with a consolidated impact to FREIT of approximately $0.3 million) primarily resulting from the COVID-19 pandemic impact on certain commercial non-essential tenants due to mandated shutdowns and imposed restrictions; and (j) an increase in leasing costs due to the Cobb Theatres’ rejection of its lease in the amount of approximately $0.2 million. (Refer to “Table of Revenue & Net (Loss) Income Components”).

Table of Revenue & Net (Loss) Income Components

	For the Fiscal Quarter Ended October 31,			For the Twelve Months Ended October 31,
	2020	2019	Change	2020	2019	Change
	(In Thousands Except Per Share Amounts)			(In Thousands Except Per Share Amounts)
Revenue:
Commercial properties	$4,664	$6,928	$(2,264)	$24,089	$27,122	$(3,033)
Residential properties	6,633	8,380	(1,747)	28,638	33,155	(4,517)
Total real estate revenues	11,297	15,308	(4,011)	52,727	60,277	(7,550)

Operating expenses:
Real estate operations	5,115	6,886	(1,771)	22,922	26,062	(3,140)
Special Committee third party advisory, legal and other expenses	—	398	(398)	4,606	1,416	3,190
General and administrative	760	524	236	3,821	2,633	1,188
Depreciation	2,454	2,926	(472)	10,341	11,339	(998)
Tenant improvement write-off due to COVID-19	7,277	—	7,277	7,277	—	7,277
Total operating expenses	15,606	10,734	4,872	48,967	41,450	7,517

Operating (loss) income	(4,309)	4,574	(8,883)	3,760	18,827	(15,067)

Financing costs	(3,090)	(4,395)	1,305	(14,122)	(18,070)	3,948

Investment income	30	84	(54)	204	360	(156)

Unrealized loss on interest rate cap contract	—	—	—	—	(160)	160

Gain on sale of property	—	—	—	—	836	(836)

Gain on deconsolidation of subsidiary	—	—	—	27,680	—	27,680

Loss on investment in tenancy-in-common	(106)	—	(106)	(202)	—	(202)
Net (loss) income	(7,475)	263	(7,738)	17,320	1,793	15,527

Net loss (income) attributable to noncontrolling interests in subsidiaries	3,251	80	3,171	3,233	(6)	3,239
Net (loss) income attributable to common equity	$(4,224)	$343	$(4,567)	$20,553	$1,787	$18,766

(Loss) Earnings per share - basic and diluted	$(0.60)	$0.05	$(0.65)	$2.94	$0.26	$2.68

Weighted average shares outstanding:
Basic	7,003	6,964		6,992	6,940
Diluted	7,003	6,966		6,994	6,940

COVID-19 Pandemic Impact

Despite the COVID-19 pandemic and preventive measures taken to mitigate the spread, our residential properties continue to generate cash flow. With the exception of the Icon at the Rotunda property, the annual average occupancy rates were approximately 93.9% or higher for the fiscal year ended October 31, 2020. The tenants at these properties, for the most part, continue to pay their rent. The occupancy rate at the Icon has declined to an average occupancy rate of 91.5% for the fiscal year ended October 31, 2020 as compared to 95.1% for the fiscal year ended October 31, 2019. This decline in occupancy rate is primarily attributed to tenants attending Johns Hopkins University, which is in close proximity to the Icon. Approximately 30% of our tenants at this property attend Johns Hopkins University. In response to the COVID-19 pandemic, Johns Hopkins University only offered online classes for the fall semester which resulted in a loss of these tenants at our property.

At our commercial properties, with the exception of grocery stores and other "essential" businesses, many of our retail tenants have been and continue to be adversely affected by the mandated shutdowns or continued imposed restrictions. The overall average cash realization for the commercial properties, based on monthly billings as compared to monthly cash collections from April through October 2020, was approximately 74%. The Company is closely monitoring changes in the collectability assessment of its tenant receivables as a result of certain tenants suffering adverse financial consequences related to the COVID-19 pandemic. During the fiscal year ended October 31, 2020, rental revenue deemed uncollectible of approximately $1.4 million (with a consolidated impact to FREIT of approximately $0.9 million) was classified as a reduction in rental revenue based on our assessment of the probability of collecting substantially all of the remaining rents for certain tenants. Additionally, FREIT incurred an increase in expense for the reserve of uncollectible rents of approximately $0.3 million (with a consolidated impact to FREIT of approximately $0.2 million) for the year ended October 31, 2020. As of October 31, 2020, FREIT has applied approximately $387,000 of security deposits from its commercial tenants to outstanding receivables due. On a case by case basis, FREIT has offered some commercial tenants deferrals of rent and rent abatements over a specified time period totaling approximately $206,000 and $238,000, respectively, (with a consolidated impact to FREIT of approximately $192,000 and $156,000, respectively) through fiscal year ended October 31, 2020. FREIT currently remains in active discussions and negotiations with these impacted retail tenants. Additionally, Cobb Theatre, an anchor tenant movie theatre at the Rotunda retail property filed for bankruptcy and rejected its lease at the Rotunda property as of June 30, 2020. As a result of the rejection of this lease, uncollected rents in the amount of approximately $0.3 million and a straight-line rent receivable of approximately $0.4 million were reversed against revenue, and unamortized leasing commissions in the amount of approximately $0.2 million were written off and fully expensed in Fiscal 2020 resulting in a net impact of approximately $0.9 million (with a consolidated impact to FREIT of approximately $0.5 million) to net income for the year ended October 31, 2020. Tenant improvements related to the Cobb Theatre with a net book value of approximately $7.3 million (with a consolidated impact to FREIT of approximately $4.4 million) as of October 31, 2020 were deemed impaired, written off and charged to operations in the consolidated statement of income for the fiscal year ended October 31, 2020. Until this space is re-leased, FREIT’s operating results will be adversely impacted from loss of base rent and additional rent of approximately $1.1 million (with a consolidated impact to FREIT of approximately $0.7 million) on an annualized basis.

As a result of the negative impact of the COVID-19 pandemic at our commercial properties, we were granted debt payment relief from certain of our lenders on the retail properties in the form of deferral of principal and/or interest payments for a three-month period, resulting in total deferred payments of approximately $1,013,000, which will become due at the maturity of the loans. As of October 31, 2020, approximately $162,000 of this amount has been repaid. There will be no further deferrals of principal and/or interest payments on these loans and the balance has been included in mortgages payable on the consolidated balance sheet as of October 31, 2020.

During Fiscal 2020, we have experienced a positive cash flow from operations, excluding corporate expenses such as Special Committee third party advisory, legal and other expenses paid of approximately $5.1 million and deferred compensation in the amount of $5 million paid to two retired trustees. This could change based on the duration of the pandemic, which is uncertain. We believe that our cash balance as of October 31, 2020 of approximately $36.9 million coupled with a $13 million available line of credit (available through October 31, 2023) will provide us with sufficient liquidity for at least the next twelve months from the date of this Release. In an effort to further preserve cash flow, the Board of Trustees reduced all fees, salaries and retainers payable to our executive officers and members of the Board of Trustees by up to 30% from May 1, 2020 through the end of Fiscal 2020. Additionally, in an effort to keep costs lower while the Company has experienced a loss of revenues at the commercial properties and to adjust to the difficulty in hiring contractors due to these imposed COVID-19 restrictions and mandates, the Company has deferred non-essential maintenance projects across all properties during Fiscal 2020. This has resulted in a cost savings of approximately $1.1 million (with a consolidated impact to FREIT of approximately $0.8 million) across the entire FREIT portfolio as compared to Fiscal 2019.

The extent of the effects of COVID-19 on our business, results of operations, cash flows, value of our real estate assets and growth prospects is highly uncertain and will ultimately depend on future developments, none of which can be predicted with any certainty. However, we believe the actions we have taken and continue to take will help minimize interruptions to our operations and will put us in the best position to participate in the economic recovery as the recovery occurs. FREIT will continue to actively monitor the effects of the pandemic, including governmental directives in the jurisdictions in which we operate, and the recommendations of public health authorities, and will, as needed, take further measures to adapt our business in the best interests of our shareholders and personnel.

Financing Update

On September 30, 2020, Westwood Hills, LLC (“Westwood Hills”), a consolidated subsidiary, refinanced its $19.2 million loan (which would have matured on November 1, 2020) with a new loan held by ConnectOne Bank in the amount of $25,000,000, with additional funding available in the amount of $250,000 for legal fees potentially incurred by the lender related to the lis pendens on this property. See Legal Proceeding update below. This loan, secured by an apartment building in Westwood, New Jersey, is interest-only based on a floating rate at 400 basis points over the one-month LIBOR rate with a floor of 4.15% and has a maturity date of October 1, 2022 with the option of Westwood Hills to extend for two (2) additional six (6)-month periods from the maturity date, subject to certain provisions of the loan agreement. This refinancing resulted in: (i) a change in the annual interest rate from a fixed rate of 4.62% to a variable rate with a floor of 4.15% and (ii) net refinancing proceeds of approximately $5.6 million that were distributed to the partners in Westwood Hills with FREIT receiving approximately $2.2 million based on its 40% membership interest in Westwood Hills.

The loan secured by the Westridge Square Shopping center had a maturity date of May 1, 2020 which was extended to November 1, 2020. This loan has been further extended with a new maturity date of January 31, 2021 under the same terms and conditions of the existing agreement while the lender is in discussions with the Company regarding a further modification and extension of this loan. Management expects the loan to be extended, however, until such time as a definitive agreement providing for a modification and extension of the loan is entered into, there can be no assurance the loan will be modified and extended.

FREIT’s revolving line of credit provided by the Provident Bank was renewed for a three-year term ending on October 31, 2023. Draws against the credit line can be used for working capital needs and standby letters of credit. Draws against the credit line are secured by mortgages on FREIT’s Franklin Crossing Shopping Center in Franklin Lakes, New Jersey and retail space in Glen Rock, New Jersey. The total line of credit is $13 million and the interest rate on the amount outstanding is based on a floating interest rate of prime minus 25 basis points with a floor of 3.75%. As of October 31, 2020, there was no amount outstanding and $13 million was available under the line of credit.

On November 5, 2020, Grande Rotunda elected to exercise the first extension option on the loan held with Aareal Capital Corporation to extend the initial maturity date from February 6, 2021 until February 6, 2022. In order to extend the maturity due date Grande Rotunda must satisfy the following conditions: (a) pay to lender an extension fee of 0.2% of the extended loan balance; (b) certify that no default or events of default exist; (c) extend the interest rate cap to expire on February 6, 2022; and (d) allow lender to obtain an updated appraisal of the property. The principal balance of the amount of the loan to be extended must not exceed a loan-to-value of 62.5%. To the extent the loan-to-value exceeds the 62.5% limit, the loan must be brought in to balance via a loan reduction or by other means satisfactory to the Lender. Management expects the loan to be extended, however, until such time as a definitive agreement providing for a modification and extension of the loan is entered into, there can be no assurance the loan will be modified and extended.

Legal Proceeding Update

Please refer to the disclosures in the Form 10-K which was filed in January 2021 for updated information related to the legal proceeding between FREIT and certain of its affiliates and Sinatra Properties LLC.

Dividend

The Board of Trustees did not declare a dividend for the fourth quarter of Fiscal 2020. The Board will continue to evaluate the dividend on a quarterly basis.

Adjusted Funds From Operations

Funds From Operations (“FFO”) is a non-GAAP measure defined by the National Association of Real Estate Investment Trusts (“NAREIT”). FREIT does not include sources or distributions from equity/debt sources in its computation of FFO. Although many consider FFO as the standard measurement of a REIT’s performance, FREIT modified the NAREIT computation of FFO to include other adjustments to GAAP net income, which are not considered by management to be the primary drivers of its decision making process. These adjustments to GAAP net income are straight-line rents and recurring capital improvements on FREIT’s residential apartments.

The modified FFO computation is referred to as Adjusted Funds From Operations (“AFFO”). FREIT believes that AFFO is a superior measure of its operating performance. FREIT computes FFO and AFFO as follows:

	For the Fiscal Quarter Ended October 31,		For the Twelve Months Ended October 31,
	2020	2019	2020		2019
	(In Thousands of Dollars, Except Per Share Amounts)		(In Thousands of Dollars, Except Per Share Amounts)
Funds From Operations ("FFO") (a)

Net (loss) income	$(7,475)	$263	$17,320		$1,793
Depreciation of consolidated properties	2,454	2,926	10,341		11,339
Tenant improvement write-off due to COVID-19	7,277	—	7,277		—
Amortization of deferred leasing costs	129	211	730		611
Distributions to minority interests	—	—	(583	)(b)	(686)
Adjustment to loss in investment in tenancy-in-common for depreciation	351	—	933		—
Gain on sale of property	—	—	—		(836)
Gain on deconsolidation of subsidiary	—	—	(27,680)		—
FFO	$2,736	$3,400	$8,338		$12,221

Per Share - Basic and Diluted	$0.39	$0.49	$1.19		$1.76

(a) As prescribed by NAREIT.
(b) FFO excludes the distribution of proceeds to minority interest in the amount of approximately $3.3 million related to the refinancing of the loan for the Westwood Hills property.

Adjusted Funds From Operations ("AFFO")

FFO	$2,736	$3,400	$8,338		$12,221
Deferred rents (Straight lining)	184	(97)	397		(410)
Capital Improvements - Apartments	(66)	(196)	(347)		(685)
AFFO	$2,854	$3,107	$8,388		$11,126

Per Share - Basic and Diluted	$0.41	$0.45	$1.20		$1.60

Weighted Average Shares Outstanding:
Basic	7,003	6,964	6,992		6,940
Diluted	7,003	6,966	6,994		6,940

FFO and AFFO do not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States of America, and therefore should not be considered a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO and AFFO by certain other REITs may vary materially from that of FREIT, and therefore FREIT’s FFO and AFFO may not be directly comparable to those of other REITs.

The statements in this report, which relate to future earnings or performance, are forward-looking. Actual results may differ materially and be adversely affected by such factors as longer than anticipated lease-up periods or the inability of tenants to pay increased rents, and the negative impact of the COVID-19 pandemic. Additional information about these factors is contained in the Trust’s filings with the SEC including the Trust’s most recent filed reports on Form 10-K and Form 10-Q.

First Real Estate Investment Trust of New Jersey is a publicly traded (over-the-counter – symbol FREVS.) REIT organized in 1961. Its portfolio of residential and commercial properties are located in New Jersey, New York and Maryland, with the largest concentration in northern New Jersey.

For additional information, contact Shareholder Relations at (201) 488-6400

Visit us on the web: www.freitnj.com